Exhibit 16

BY EMAIL, COURIER AND FACSIMILE

March 14, 2009

Rishi Varma, Esq.

Corporate Secretary

Trico Marine Services, Inc.

10001 Woodloch Forest Drive

Suite 610

The Woodlands, TX 77380

Re: Annual Meeting of the Stockholders of Trico Marine Services, Inc.

Dear Mr. Varma:

This letter supplements (i) the notice letter dated February 27, 2009 from Kistefos AS (“Kistefos”) to you (together with the annexes attached thereto, the “Original Notice Letter”) and (ii) the supplemental notice letter dated March 5, 2007 from Kistefos to you (together with the annexes attached thereto, and the Original Notice Letter, the “Notice Letters”), setting forth nominations and proposals to be considered at the 2009 annual meeting of the stockholders of Trico Marine Services, Inc. (the “Corporation”), including any adjournments, reschedulings, continuations or postponements thereof or any special meeting that may be called in lieu thereof (the “Annual Meeting”) and responds to your letter dated March 9, 2009 (the “March 9 Response”).

In accordance with Section 7 of Article II of the Eighth Amended and Restated Bylaws (the “Bylaws”) of the Corporation, Kistefos hereby amends, supplements and restates the proposals and nominations for election as directors set forth in the Notice Letters, and submits the following amended, supplemented and restated proposals of business and nominations for election as directors to be considered at the Annual Meeting set forth below, which supersede the prior proposals and nominations made by Kistefos in the Notice Letters in their entirety.

The business to be transacted at the Annual Meeting shall now include the following:

Proposal 1:  That a resolution in the following form:

“RESOLVED, that number of directors of the Corporation shall be nine (9).”

be adopted and the two vacancies on the Board of Directors created thereby be filled by an election of directors to be held at the Annual Meeting.

Proposal 2:  That Section 2 of Article III of the Bylaws, be deleted and replaced in its entirety with the following:

“Section 2. Quorum. Unless otherwise provided in the Certificate of Incorporation, at least seven directors shall constitute a quorum for the transaction of business of the Board of Directors, of which quorum at least six shall not be Aliens (as such term is defined in the Certificate of Incorporation), and the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.  This Section 2 of Article III shall not be amended or repealed by the Board of Directors without a unanimous vote of all of the directors then serving on the Board of Directors.”

Proposal 3:  That a resolution in the following form:

“RESOLVED, that, in accordance with Section 7 of Article III of the Bylaws, Per Staehr be and hereby is removed without cause from the Board of Directors.”

be adopted and that such removal be effective immediately upon the adoption of this resolution by the stockholders.

Proposal 4:  If Proposals 1, 2 and 3 are adopted, that Christen Sveaas be and hereby is nominated to serve as a director to fill one of the two newly-created directorships resulting from the adoption of Proposal 1.

Proposal 5:  If Proposals 1, 2 and 3 are adopted, that Åge Korsvold be and hereby is nominated to serve as a director to fill one of the two newly-created directorships resulting from the adoption of Proposal 1.

Proposal 6: That Section 4 of Article II of the Bylaws shall be deleted and replaced it in its entirety with the following:

“Section 4. Special Meetings. Unless otherwise provided in the Certificate of Incorporation, special meetings of the stockholders for any purpose or purposes may be called at any time by the Chairman of the Board, by the CEO, or by a majority of the total number of directors serving on the Board of Directors, and shall be called by the Secretary within fifteen (15) days of receipt of a request from any two or more beneficial owners of the stock of the Corporation entitled to vote at such meeting, each such owner being unaffiliated with the other and collectively owning at least 15% of such stock in the aggregate, which request shall state the business proposed to be transacted at the special meeting. The special meeting shall take place at such time and at such place as may be stated in the notice of the meeting delivered pursuant to Article II, Section 6 below. Business transacted at a special meeting shall be confined to the purpose(s) stated in such notice. This Section 4 of Article II shall not be amended or repealed by the Board of Directors without a unanimous vote of all of the directors then serving on the Board of Directors.”

Proposal 7:  That a resolution in the following form be adopted:

“RESOLVED, that each provision of or amendment to the bylaws of the Corporation as of the effectiveness of this resolution that was not included in the eighth amended and restated bylaws of the Corporation filed with the Securities and Exchange Commission on December 15, 2008, other than any amendments approved by the stockholders of the Corporation on or before the date hereof, be and are hereby repealed.”

Proposal 8:  That existing subsection (1) of Section 7(C) of Article II of the Bylaws be renumbered as subsection (1)(A) and a new subsection (1)(B) of  Section 7(C) of Article II of the Bylaws, be adopted, such subsection (1)(B) to follow subsection (1)(A) and precede subsection (2), as follows:

“(B)  A person shall be ineligible to serve as a director if such person fails to receive the number of votes required to elect directors at any meeting of stockholders at which such person is to be elected (including any such meeting referred to in Article II and Article III hereof).  The term of any existing director of the Corporation who fails to receive the number of votes required to re-elect such existing director at any meeting of stockholders at which such existing director is nominated to be re-elected (including any such meeting referred to in Article II and Article III hereof) shall immediately expire, and a vacancy in the Board of Directors shall be deemed to exist. This Section 7(C)(1) of Article II shall not be amended or repealed by the Board of Directors without a unanimous vote of all of the directors then serving on the Board of Directors.”

Kistefos hereby reaffirms its notice sent to the Corporation on December 23, 2008, that pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, Kistefos intends to present a proposal requesting that the Board take such actions necessary to cause the directors to be elected annually, and requests that the proposal be included in management’s proxy materials prepared for use at the Annual Meeting, and nothing contained herein shall be deemed to withdraw, replace or modify such notice or proposal.

The reasons for conducting such business at the Annual Meeting are set forth in Kistefos’ Schedule 13D filed with the Securities and Exchange Commission and the amendments thereto, which are and shall be incorporated by reference herein.

Each of Messrs. Sveaas and Korsvold has consented to be named as a nominee in any proxy statement filed by Kistefos in connection with the solicitation of proxies or written consents for the election of the Kistefos nominees to the Corporation’s Board and to serve as a director of the Corporation, if so elected.  Such consents are attached hereto as Annex A.  In addition, we have provided additional information required under Sections 7(A)(3)(c)(viii) and (ix) of Article II of the Bylaws as Annex B attached hereto, which is incorporated by reference herein.  To the extent that information set forth or incorporated by reference in this letter is responsive to a specific item of Section 7 of Article II of the Bylaws, each such item shall be deemed to incorporate such information, no matter where such information appears.

The information previously provided to you in the Notice Letters regarding (i) Kistefos and each of Messrs. Sveaas and Korsvold which is required under Section 7 of Article II of the Bylaws, and (ii) and the additional information concerning the nominations and proposals which is required by Section 7(a)(3)(xv) of Article II of the Bylaws is incorporated by reference herein.  The information included therein and herein is based upon Kistefos’ knowledge as of the date hereof.  Kistefos reserves the right, in the event such information shall be or become inaccurate, to provide corrective information to the Corporation as soon as reasonably practicable, although Kistefos does not commit to update any information which may change from and after the date hereof, except to the extent required by the Bylaws or applicable law.  To the extent that any information set forth in any Annex to the Notice Letters or this letter is incorporated by reference herein or in the Notice Letters, such information shall only be included herein for the purpose of complying with Section 7 of Article II of the Bylaws and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934.

As set forth in the Notice Letters, Kistefos reserves the right to nominate substitute persons for election to the Board if any of the nominees named above is unable or hereafter becomes unwilling for any reason to serve as a director or if the Corporation makes or announces any changes to its Bylaws, or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any of the above nominees to the Board. To the extent that the size of the Board is increased or proposed to be increased to a number greater than nine (9), Kistefos reserves the right to nominate additional nominees to be elected to the Board at the Annual Meeting, in addition to taking any other action Kistefos may deem appropriate.

Kistefos also reserves the right, consistent with the requirements of applicable law or regulation, or in response to any ruling of a court of competent jurisdiction or regulatory body with jurisdiction, to modify these proposals and/or submit additional proposals, fewer proposals or different proposals at the Annual Meeting, including any such proposals intended to accomplish the election of Messrs. Sveaas and Korsvold to the Board proposed hereby.  If this notice shall be deemed for any reason by a court of competent jurisdiction to be ineffective with respect to any of the foregoing proposals or any additional or different proposals, or if any individual nominee to the Board shall become unable or unwilling to serve, this notice shall continue to be effective with respect to the remaining proposals, the remaining nominees and as to any replacement nominee.

Any such additional nominations or proposals, or amendments thereto or the provision of any additional information which is required under Section 7 of Article II of the Bylaws would be made without prejudice to the notice given hereby and by the Notice Letters.

This letter and the Notice Letters are intended to, and to the best of Kistefos’ knowledge do, comply with the Corporation’s governing documents, including the notice requirements of Section 7 of Article II of the Bylaws, and with Delaware law.  Kistefos believes in good faith that the proposals set forth herein comply with the Corporation’s governing documents, including the notice requirements set forth in Section 7 of Article II of the Bylaws, and with Delaware law. Please advise me immediately if you determine otherwise.

Lastly, please kindly be advised that any action to disqualify any of the Kistefos nominees or disregard the proposals made hereby will be deemed to constitute an unlawful attempt to disenfranchise Kistefos and the other stockholders of the Corporation from exercising its and their rights to propose and consider business at the Annual Meeting.

Please do not hesitate to contact me regarding this letter. You may also direct questions or correspondence to our counsel, Frode Jensen, at Holland & Knight.

Sincerely,

KISTEFOS AS

Åge Korsvold
Chief Executive Officer

cc:	Joseph S. Compofelice
Myles W. Scoggins

Encls.

Annex A

CONSENT TO BEING NAMED AS A NOMINEE AND

TO SERVE AS DIRECTOR OF TRICO MARINE SERVICES, INC.

To: Secretary of Trico Marine Services, Inc.

You are hereby notified that the undersigned consents to (i) being named as a nominee in the notice provided by Kistefos AS (“Kistefos”) of its intention to nominate the undersigned as a director of Trico Marine Services, Inc. (the “Corporation”) at the 2009 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the “Annual Meeting”), (ii) being named as a nominee in any proxy statement filed by Kistefos in connection with the solicitation of proxies or written consents for election of the undersigned at the Annual Meeting and (iii) serving as a director of the Corporation if elected at the Annual Meeting.

Dated: March 12, 2009.

Name: Christen Sveaas

CONSENT TO BEING NAMED AS A NOMINEE AND
TO SERVE AS DIRECTOR OF TRICO MARINE SERVICES, INC.

To: Secretary of Trico Marine Services, Inc.

You are hereby notified that the undersigned consents to (i) being named as a nominee in the notice provided by Kistefos AS (“Kistefos”) of its intention to nominate the undersigned as a director of Trico Marine Services, Inc. (the “Corporation”) at the 2009 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the “Annual Meeting”), (ii) being named as a nominee in any proxy statement filed by Kistefos in connection with the solicitation of proxies or written consents for election of the undersigned at the Annual Meeting and (iii) serving as a director of the Corporation if elected at the Annual Meeting.

Dated: March 12, 2009.

Name: Åge Korsvold